Exhibit 99.1

Aytu BioScience Announces Reverse Split of its Common Stock

Englewood, CO – August 25, 2017 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty life sciences company focused on global commercialization of novel products in the field of urology, today announced that a previously approved 1-for-20 reverse split of its outstanding shares of common stock is effective as of today, August 25, 2017. The company anticipates announcement of the reverse split on the FINRA Daily List on Monday, August 28, 2017, with trading to commence on a post-split basis on Tuesday, August 29, 2017.

The reverse stock split was approved by stockholders of Aytu at the Special Shareholders meeting held on July 26, 2017 and the ratio of 1-for-20 was authorized by the Board of Directors. The stock split is intended to increase the per share trading price of the Company’s common stock to enable the Company to satisfy the minimum bid price requirement for a planned listing on a national exchange.

The 1-for-20 reverse stock split will automatically convert twenty shares of Aytu BioScience’s common stock into one new share of common stock. No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-split common stock to any shareholder of record who otherwise would have received a fractional share as a result of the reverse stock split. The reverse split will reduce the number of shares of outstanding common stock from approximately 80.4 million to approximately 4.0 million. It will also affect shares of common stock underlying stock options, warrants and preferred shares in the same ratio.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The Company currently markets two prescription products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”) and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS® is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets. For more information visit aytubio.com. Aytu also has a wholly-owned subsidiary Aytu Women’s Health (formerly Nuelle, Inc.), a personal health and wellness company focused on women’s sexual wellbeing and intimacy. Aytu Women’s Health markets Fiera, a personal care device for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer device and is not intended to treat, mitigate, or cure any disease or medical condition.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the time at which trading the split-adjusted common stock is available on the OTCQX, the planned listing on a national exchange, the intended increase in stock price, risks relating to gaining and increasing market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K, as amended by our Form 10-Q for the quarter ended March 31, 2017 and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Investor contact:

Amato and Partners, LLC

Investor Relations Counsel

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